Exhibit 4.17

SEE REVERSE SIDE FOR RESTRICTIONS

Lighting Science®

NUMBER

U–

UNITS

CUSIP 53224G 50 9

LIGHTING SCIENCE GROUP CORPORATION

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

Each Unit Consisting of One Share of Series D Non-Convertible Preferred Stock and One Warrant to Purchase One Share of Common Stock

This Certifies that

is the owner of

Units.

Each Unit (“Unit”) consists of one (1) share of Series D Non-Convertible Preferred Stock, par value $0.001 per share (“Series D Preferred Stock”), of LIGHTING SCIENCE GROUP CORPORATION, a Delaware corporation (the “Company”), and one warrant (the “Warrant”). Each Warrant entitles the holder to purchase one (1) share of the Company’s common stock, $0.001 par value per share (“Common Stock”) for $6.00 per share (subject to adjustment). Each Warrant is immediately exercisable and will expire unless exercised before 5:00 p.m. New York City Time, on March 3, 2022 (the “Expiration Date”). Until the redemption date of the shares of Series D Preferred Stock represented by this certificate, the share(s) of Series D Preferred Stock and Warrant(s) comprising the Units represented by this certificate are not transferable separately, and any sale, transfer or assignment of Units must consist of at least 25,000 Units. The terms of the Series D Preferred Stock are governed by the Certificate of Designation of the Series D Preferred Stock (the “Certificate of Designation”), filed by the Company with the Secretary of State of the State of Delaware on September 2, 2009, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. The terms of the Warrants are governed by a Warrant Agreement, between the Company and American Stock Transfer & Trust Company, as Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Certificate of Designation and Warrant Agreement are on file at the office of the Company at 1227 South Patrick Drive, Building 2A, Satellite Beach, Florida 32937, and are available to any Unit holder on written request and without cost.

This certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Company. Witness the facsimile seal of the Company and the facsimile signatures of its duly authorized officers.

COUNTERSIGNED AND REGISTERED:

AMERICAN STOCK TRANSFER TRUST& COMPANY, LLC

(New York, NY)

BY:

Transfer Agent and Registrar

Authorized Signature

President

LIGHTING SCIENCE GROUP CORPORATION

CORPORATE

SEAL

1988

Secretary